Exhibit 99.1

PRESS RELEASE

Contacts:

Pete Garcia

Sr. VP and Chief Financial Officer

408-215-4574

pgarcia@nuvelo.com

Nicole Estrin

Manager of Corporate Communications & IR

408-215-4572

nestrin@nuvelo.com

ARCHEMIX AND NUVELO ANNOUNCE PARTNERSHIP ON THROMBIN INHIBITOR

CAMBRIDGE, Mass. and SUNNYVALE, Calif., January 12, 2004 /PRNewswire/—Archemix Corp. and Nuvelo, Inc. (Nasdaq: NUVO) today announced that they have entered into a worldwide collaboration agreement to develop and commercialize Archemix’s thrombin inhibitor, ARC183, for potential use in coronary artery bypass graft (CABG) surgery, percutaneous coronary intervention (PCI) and other acute anticoagulant applications.

Under the terms of the agreement, Archemix will initially lead development and be responsible for all clinical development activities. Nuvelo will have the option to lead commercialization efforts in which both companies may participate. As part of the transaction, Archemix and Nuvelo will equally share all costs associated with the development and marketing of ARC183 and will have 50/50 ownership of the compound. Archemix will receive an upfront payment and additional development and milestone payments over the first year of the partnership and upon initiation of the Phase 2 trial. Additional financial terms were not disclosed.

Archemix’s ARC183 is an anti-thrombin aptamer that is initially being developed as an anticoagulant/anti-thrombotic for use in CABG surgery. A Phase 1 clinical trial with ARC183 for use in this procedure is expected to begin in the second half of 2004.

According to the American Heart Association, currently more than 500,000 CABG procedures are performed annually in the U.S., and more than 700,000 are performed worldwide. Heparin is the anticoagulant currently used in the majority of CABG surgeries, however it has significant limitations such as bleeding, heparin-induced thrombocytopenia (HIT), is difficult to dose accurately and requires dose monitoring. In addition, heparin requires protamine to reverse its anticoagulant effects which carries the risk of significant side effects such as allergic reaction and hypotension.

Experiments in animal models suggest that the potent anticoagulant ARC183 has many desirable properties for CABG surgeries including rapid onset and predictable anticoagulant effects, reduced bleeding complications, no risk of HIT and most importantly, a very short half-life, negating the need for an antidote. In addition, as an aptamer, ARC183 has all the advantages normally attributed to aptamers, such as high specificity and affinity for its targets, chemical synthesis allowing for scaleable production and stable shelf life.

“This is an important collaboration for Archemix. Through this deal, we are able to generate substantial cash flow, while also retaining a significant ownership interest in the future development of ARC183,” stated Dr. Errol De Souza, president and chief executive officer of Archemix. “Archemix is enthusiastic about having Nuvelo as a development and marketing partner for this program. In combination with the development group at Archemix, Nuvelo’s significant expertise in the areas of anticoagulation and thrombolysis will allow this new partnership to efficiently and rapidly realize the potential of this new therapeutic treatment.”

“Nuvelo is excited about the prospect of collaborating with Archemix on ARC183. There is a compelling need for a short-acting anticoagulant to improve upon existing treatments in coronary and other interventional procedures, and preclinical studies show that ARC183 has the potential to fill this void,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “Additionally, this collaboration marks the achievement of another key goal Nuvelo had set for itself in 2003. It allows Nuvelo to strategically expand its pipeline by adding another promising cardiovascular product candidate to its expanding franchise.”

About Aptamers

Aptamers are single-stranded nucleic acids that form well-defined three-dimensional shapes, allowing them to bind target molecules in a manner conceptually similar to antibodies. Aptamers combine the optimal characteristics of small molecules and antibodies, including high specificity and affinity, chemical and biological stability, low toxicity and immunogenicity and the ability to target protein-protein interactions. Further, in contrast to monoclonal antibodies, aptamers are chemically synthesized rather than biologically expressed, offering a significant cost advantage. Because of their unique properties, aptamers promise to provide a superior alternative to conventional therapeutic approaches and can potentially be used in a wide range of disease areas, including many of those currently addressed by protein-based therapeutics.

About Archemix

Archemix Corp. is a privately held biopharmaceutical company based in Cambridge, Massachusetts. Founded in May 2001, the company’s mission is to develop aptamers as novel synthetic therapeutics that can be used in a wide range of disease areas. Further information on Archemix can be found at www.archemix.com, or calling Temin and Company at 212-588-8788; or email at info@teminandco.com.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include drug discovery focused on antibody targets and secreted proteins.

Further information about Nuvelo is available at www.nuvelo.com or by phoning 408-215-4000.

Nuvelo Safe Harbor

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo and Hyseq filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002 and Nuvelo’s quarterly report on Form 10-Q for the quarter ended September 30, 2003. We disclaim any intent or obligation to update these forward-looking statements.

###